Exhibit 99
Third Wave Strengthens Core Intellectual Property Portfolio
MADISON, Wis.—(BUSINESS WIRE)—May 30, 2008—Third Wave Technologies Inc. (NASDAQ:TWTI) today announced that it has agreed to acquire Stratagene’s Full Velocity family of worldwide patents and patent applications from Agilent Technologies Inc., Santa Clara, Calif.
Third Wave’s acquisition of the Full Velocity patents strengthens the company’s intellectual property position for Invader Plus(R), which couples the Invader chemistry with PCR. The acquisition also supports the next generation of Invader chemistries, which will amplify and detect DNA, RNA and microRNA on real-time PCR instruments. These next-generation chemistries will provide a host of performance, ease-of-use and time-to-result advantages over quantitative PCR methods. The new chemistry also opens new research markets to the company, including the $500-million quantitative PCR market.
“Third Wave’s strategic acquisition of the Full Velocity patents cements an integral part of our clinical menu expansion plans and provides us valuable options in the research market,” said Kevin T. Conroy, president and chief executive of Third Wave. “The next-generation Invader chemistries strengthened by this acquisition will give Third Wave’s clinical products fundamental competitive advantages in the most valuable molecular diagnostic markets.”
About Third Wave Technologies
Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader(R) chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.
CONTACT: FD for Third Wave Technologies Inc.
John Capodanno
+1 212 850-5705